Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Joe Lovechio, 269/923-2641

Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION APPOINTS SAFEWAY’S DIANE DIETZ TO BOARD OF DIRECTORS

BENTON HARBOR, Mich. – February 19, 2013 – Whirlpool Corporation (NYSE: WHR) announced today the appointment of Diane Dietz, executive vice president and chief marketing officer of Safeway Inc., to its board of directors, effective immediately.

“Diane Dietz’s history of leadership in the consumer products industry makes her an outstanding addition to our board,” said Jeff M. Fettig, Whirlpool Corporation’s chairman and chief executive officer. “We know her breadth of experience in driving sales and building successful brands will be invaluable to our board of directors and Whirlpool Corporation.”

Dietz, 46, has served as executive vice president and chief marketing officer of Safeway, since 2008, where she oversees the company’s marketing, merchandising, manufacturing and distribution organizations. She joined Safeway from The Procter and Gamble Company, where she held positions of increasing responsibility, including as vice president and general manager of the Oral Care business.

Dietz holds a bachelor’s degree in Marketing and Economics from Northern Illinois University.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion in 2012, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

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